As filed with the Securities and Exchange Commission on April 15, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENMIAO TECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada	35-2600898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China 610000

+86 28 61554399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xi Wen, Chief Executive Officer

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

This replacement registration statement on Form S-3 (the “Registration Statement”) of Senmiao Technology Limited (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) is filed pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”) and includes up to $150,000,000 aggregate initial offering price of such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of rights to purchase common stock, preferred stock or debt securities and such indeterminate number of units (collectively, the “Securities”) of the Company, $40,057,137.93 of which was previously offered by the Company and registered on the Company’s registration statement on Form S-3 (Registration No. 333-230397) (the “Prior Registration Statement”) filed by the Company with the Commission under the Securities Act on March 19, 2019 and declared effective on April 15, 2019, and were not sold thereunder. Under Rule 415(a)(5) under the Securities Act, the registration regarding the unsold Securities under the Prior Registration Statement expires three years after the effective date of the Prior Registration Statement, or on April 15, 2022. Accordingly, the Company is filing this Registration Statement to register new Securities and cover the unsold Securities under the Prior Registration Statement. Any Securities registered hereunder may be sold separately or as units with the other Securities registered hereunder.

Under Rule 415(a)(5), the Company may continue to offer and sell the Securities during the grace period permitted by Rule 415(a)(5). In accordance with Rule 415(a)(6), effectiveness of this  Registration Statement will be deemed to terminate the offering of the Securities on the Prior Registration Statement. If the Company sells any of such unsold securities pursuant to the Prior Registration Statement after the date of filing, and prior to the date of effectiveness, of this Registration Statement, the Company will file a pre-effective amendment to this registration statement which will reduce the number of such unsold securities included on this registration statement.

The information in this prospectus is not complete and may be changed. Senmiao may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated April 15, 2022

SENMIAO TECHNOLOGY LIMITED

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

By this prospectus, Senmiao may offer and sell from time to time, in one or more series or classes, up to $150,000,000 in aggregate principal amount of Senmiao’s common stock, preferred stock, debt securities, warrants, rights and/or units. Senmiao may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions. This prospectus provides a general description of the securities Senmiao may offer. Each time Senmiao offers securities, it will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Senmiao’s common stock is listed on The Nasdaq Capital Market under the symbol “AIHS.” On April 12, 2022, the closing price for Senmiao’s common stock, as reported on The Nasdaq Capital Market, was $1.40 per share, and the aggregate market value of Senmiao’s outstanding common stock held by non-affiliates (Senmiao’s “public float”), was $6,980,461.18, calculated based on 4,986,044 shares of outstanding common stock held by non-affiliates as of April 12, 2022 and the price per share of $1.40. Pursuant to General Instruction I.B.6 of Form S-3, in no event will Senmiao sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of Senmiao’s public float in any 12-month period, so long as Senmiao’s public float remains below $75.0 million. As of the date hereof, Senmiao has not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Senmiao may offer and sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, including on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds Senmiao expects to receive from such sale will also be set forth in a prospectus supplement.

INVESTING IN SENMIAO’S SECURITIES INVOLVES SUBSTANTIAL RISKS. SENMIAO IS NOT A CHINESE OPERATING COMPANY, BUT A HOLDING COMPANY INCORPORATED IN NEVADA. AS A HOLDING COMPANY WITH NO MATERIAL OPERATIONS OF ITS OWN, IT CONDUCTS A SUBSTANTIAL MAJORITY OF ITS OPERATIONS THROUGH ITS OPERATING ENTITIES ESTABLISHED IN THE PEOPLE’S REPUBLIC OF CHINA, OR THE PRC, PRIMARILY ITS WHOLLY OWNED SUBSIDIARIES

ADDITIONALLY, SENMIAO, AND ITS SUBSIDIARIES ARE SUBJECT TO CERTAIN LEGAL AND OPERATIONAL RISKS ASSOCIATED WITH THE subsidiaries’ OPERATIONS IN CHINA. PRC LAWS AND REGULATIONS GOVERNING THE COMPANY’S CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN, AND THEREFORE, THESE RISKS MAY RESULT IN A MATERIAL CHANGE IN subsidiaries’ OPERATIONS, SIGNIFICANT DEPRECIATION OF THE VALUE OF SENMIAO’S COMMON STOCK, OR A COMPLETE HINDRANCE OF SENMIAO’S ABILITY TO OFFER OR CONTINUE TO OFFER ITS SECURITIES TO INVESTORS. RECENTLY, THE PRC GOVERNMENT INITIATED A SERIES OF REGULATORY ACTIONS AND STATEMENTS TO REGULATE BUSINESS OPERATIONS IN CHINA WITH LITTLE ADVANCE NOTICE, INCLUDING CRACKING DOWN ON ILLEGAL ACTIVITIES IN THE SECURITIES MARKET, ENHANCING SUPERVISION OVER CHINA-BASED COMPANIES LISTED OVERSEAS USING VARIABLE INTEREST ENTITY STRUCTURE, ADOPTING NEW MEASURES TO EXTEND THE SCOPE OF CYBERSECURITY REVIEWS, AND EXPANDING THE EFFORTS IN ANTI-MONOPOLY ENFORCEMENT. SINCE THESE STATEMENTS AND REGULATORY ACTIONS ARE NEW, IT IS HIGHLY UNCERTAIN HOW SOON LEGISLATIVE OR ADMINISTRATIVE REGULATION MAKING BODIES WILL RESPOND AND WHAT EXISTING OR NEW LAWS OR REGULATIONS OR DETAILED IMPLEMENTATIONS AND INTERPRETATIONS WILL BE MODIFIED OR PROMULGATED, IF ANY, AND THE POTENTIAL IMPACT OF SUCH MODIFIED OR NEW LAWS AND REGULATIONS WILL HAVE ON THE COMPANY’S DAILY BUSINESS OPERATION, THE ABILITY TO ACCEPT FOREIGN INVESTMENTS AND LIST ON AN U.S. OR OTHER FOREIGN EXCHANGE. THE CHINESE REGULATORY AUTHORITIES COULD DISALLOW THE COMPANY’S STRUCTURE, WHICH COULD RESULT IN A MATERIAL CHANGE IN THE COMPANY’S OPERATIONS AND THE VALUE OF SENMIAO’S SECURITIES COULD DECLINE OR BECOME WORTHLESS. FOR A DESCRIPTION OF THE COMPANY’S CORPORATE STRUCTURE, SEE “CORPORATE STRUCTURE” ON PAGEs 13 and 14. SEE ALSO “RISK FACTORS - RISKS RELATED TO OUR CORPORATE STRUCTURE” INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 26 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF SENMIAO’S COMMON STOCK.

NONE OF SENIMAO’S SUBSIDIARIES OR ITS FORMER VIES HAS ISSUED ANY DIVIDENDS OR DISTRIBUTIONS TO RESPECTIVE HOLDING COMPANIES, OR TO ANY INVESTORS AS OF THE DATE OF THIS PROSPECTUS. SENMIAO’S SUBSIDIARIES IN THE PRC GENERATE AND RETAIN CASH GENERATED FROM OPERATING ACTIVITIES AND RE-INVEST IT IN THE COMPANY’S BUSINESS. IN THE FUTURE, CASH PROCEEDS RAISED FROM OVERSEAS FINANCING ACTIVITIES, INCLUDING THE CASH PROCEEDS FROM THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS BY THE WARRANT HOLDERS, MAY BE TRANSFERRED BY SENMIAO TO SENMIAO’S PRC SUBSIDIARIES VIA CAPITAL CONTRIBUTION AND SHAREHOLDER LOANS, AS THE CASE MAY BE.

THE MAJORITY OF SENMIAO’S AND THE FORMER VIES’ INCOME IS RECEIVED IN RMB AND SHORTAGES IN FOREIGN CURRENCIES MAY RESTRICT THE COMPANY’S ABILITY TO PAY DIVIDENDS OR OTHER PAYMENTS, OR OTHERWISE SATISFY THE COMPANY’S FOREIGN CURRENCY DENOMINATED OBLIGATIONS, IF ANY. UNDER EXISTING PRC FOREIGN EXCHANGE REGULATIONS, PAYMENTS OF CURRENT ACCOUNT ITEMS, INCLUDING PROFIT DISTRIBUTIONS, INTEREST PAYMENTS AND EXPENDITURES FROM TRADE-RELATED TRANSACTIONS, CAN BE MADE IN FOREIGN CURRENCIES WITHOUT PRIOR APPROVAL FROM THE STATE ADMINISTRATION OF THE FOREIGN EXCHANGE (“SAFE”) IN THE PRC AS LONG AS CERTAIN PROCEDURAL REQUIREMENTS ARE MET. APPROVAL FROM APPROPRIATE GOVERNMENT AUTHORITIES IS REQUIRED IF RENMINBI IS CONVERTED INTO FOREIGN CURRENCY AND REMITTED OUT OF CHINA TO PAY CAPITAL EXPENSES SUCH AS THE REPAYMENT OF LOANS DENOMINATED IN FOREIGN CURRENCIES. THE PRC GOVERNMENT MAY, AT ITS DISCRETION, IMPOSE RESTRICTIONS ON ACCESS TO FOREIGN CURRENCIES FOR CURRENT ACCOUNT TRANSACTIONS AND IF THIS OCCURS IN THE FUTURE, SENMIAO MAY NOT BE ABLE TO PAY DIVIDENDS IN FOREIGN CURRENCIES TO ITS SHAREHOLDERS. SEE THE SECTION TITLED “CASH TRANSFER AND DIVIDEND PAYMENT” BEGINNING ON PAGE 19 OF THIS PROSPECTUS FOR DETAILS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April [  ], 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Senmiao filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, Senmiao may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate offering price of up to $150,000,000.

This prospectus provides you with a general description of the securities Senmiao may offer. Each time Senmiao sells securities, it will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by Senmiao with the SEC. Senmiao has not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, Senmiao undertakes no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Any trade names, trademarks and service marks of others that are contained in this prospectus are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without ®, TM or similar symbols.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. Senmiao has not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 26 of this prospectus.

Unless otherwise stated in this prospectus, references to:

•	“China” or the “PRC” refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;
•	“Company” refers to collectively Senmiao Technology Limited, our public holding company incorporated in the State of Nevada and its wholly-owned subsidiaries;
•	“Corenel” refers to Chengdu Corenel Technology Limited, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;
•	“Didi” refers to Beijing Xiaoju Science and Technology Co., Ltd. and its affiliates, the world’s largest mobility technology platform, who operates the largest ride-hailing platform in China;
•	“Hunan Ruixi” refers to Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company and our majority owned subsidiary in China;
•	“Jinkailong” refers to Sichuan Jinkailong Automobile Leasing Co., Ltd., our former variable interest entity, a PRC limited liability company with 35% equity interest held by Hunan Ruixi;
•	“Restructuring” refers to the establishment of a wholly foreign owned entity and the execution of a series of agreements among the Company, Senmiao Consulting, Sichuan Senmiao and the equity holders of Sichuan Senmiao, pursuant to which we have gained control of and became the primary beneficiary to Sichuan Senmiao;
•	“RMB” and “Renminbi” refer to the legal currency of China;
•	“Ruixi Leasing” refers to Hunan Ruixi Automobile Leasing Co., Ltd., the wholly owned subsidiary of Hunan Ruixi;
•	“Senmiao” refers to Senmiao Technology Limited;
•	“Senmiao Consulting” refers to Sichuan Senmiao Zecheng Business Consulting Co., Ltd., our wholly owned subsidiary in China;
•	“Sichuan Senmiao,” refer to Sichuan Senmiao Ronglian Technology Co., Ltd., a PRC limited liability company, the majority owned subsidiary of Senmiao Consulting and our former variable interest entity in China;
•	“we,” “us,” “our company” and “our” refer to Senmiao Technology Limited and its subsidiaries;
•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;
•	“XXTX” refers to Hunan Xixingtianxia Technology Co., Ltd. and its subsidiaries, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;
•	“Yicheng” refers to Yicheng Financial Leasing Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China; and
•	“Youlu” refers to Chengdu Youlu Technology Ltd. (“Youlu”), our former variable interest entity in China

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that Senmiao incorporates by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ( the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about Senmiao’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth in China of the credit industry, and marketplace lending in particular;

•	The epidemic prevention policies against Covid-19, especially zero-COVID policy in China;

•	the growth in China of disposable household income and the availability and cost of credit to finance car purchases;

•	the growth in China of the automobile and automobile financing and leasing industries;

•	taxes and other incentives or disincentives related to car purchases and ownership;

•	fluctuations in the sales and prices of new and used cars and consumer acceptance of financing car purchases;

•	ride-hailing, transportation networks, and other fundamental changes in transportation patterns;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our customer base;

•	our plans to invest in our automobile transaction and financing services business;

•	our relationships with our business partners;

•	competition in our industries; and

•	relevant government policies and regulations relating to our industries.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that Senmiao files from time to time with the SEC. Given these uncertainties, readers should not place undue reliance on Senmiao’s forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, Senmiao does not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

Except as required by law, Senmiao assumes no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

PROSPECTUS SUMMARY

Overview

Senmiao is not a Chinese operating company but a holding company incorporated in Nevada. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its operating entities established in the PRC, including its subsidiaries and former VIEs. Senmiao received the economic benefits of its former VIEs’ business operations through certain contractual arrangements. The VIE structure was used to allow non-Chinese companies to consolidate the financial statements of the China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. As of March 31, 2022, Senmiao has terminated all its VIE Agreements and has no VIE in its consolidation scope since April 1, 2022.

Senmiao is a U.S. holding company incorporated in the State of Nevada on June 8, 2017. Senmiao, provides automobile transaction and related services through its wholly owned subsidiaries, Yicheng and Corenel, and its majority owned subsidiaries, Hunan Ruixi, Ruixi Leasing and its long-term investment. Since October 2020, Senmiao also operates an online ride-hailing platform through its subsidiary, XXTX. XXTX’s platform enables qualified ride-hailing drivers to provide transportation services mainly in Chengdu, Changsha, Guangzhou and other eleven cities in China. Substantially all of its operations are conducted in China.

Automobile Transactions and Related Services

The automobile transaction and related services are mainly comprised of (i) automobile operating lease where our operating entities provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months; (ii) automobile financing where we provide our customers with auto finance solutions through financing leases; (iii) automobile sales where we procure new cars from dealerships and sell them to our customers in the automobile financing facilitation business; and (iv) facilitation of automobile transaction and financing where we connect the prospective ride-hailing drivers to financial institutions to buy, or get financing on the purchase of, cars to be used to provide online ride-hailing services. Our operating entities started the facilitation services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Auto Operating Leasing

We, through our subsidiaries, Hunan Ruixi, and Corenel, and former VIE, Jinkailong (the “Operating Leasing Entities”) in China, have generated revenue since March 2019 from operating lease services, where the Operating Leasing Entities lease their own automobiles or sublease automobiles from certain online ride-hailing drivers they served before to other individuals, including new online ride-hailing drivers. With the authorization from online ride-hailing drivers who exited the online ride-hailing business, Hunan Ruixi subleases and Jinkailong subleased their automobiles to new online ride-hailing drivers for a lease term no more than twelve months. Due to the intense competition and the COVID-19 pandemic, as of March 31, 2021, approximately 1,289 online ride-hailing drivers (primarily in Chengdu City) have exited the online ride-hailing business. As COVID-19 is generally under control in China and the sporadic local resurgences of COVID-19 did not have material impact on the market, the number of additional automobiles rendered to us by the ride-hailing drivers exiting the business decreased during the three months ended December 31, 2021 as compared with the same period in the prior year. Hunan Ruixi is and Jinkailong was authorized to sublease or sell these drivers’ automobiles in order to offset the repayments those drivers owed to us and the financial institutions. The operating leasing entities leased over 2,100 automobiles with an average monthly rental income of $440 per automobile for the nine months ended December 31, 2021.

Auto Financial Leasing

Hunan Ruixi began offering auto financing services in March 2019. In a self-operated financing transaction, Hunan Ruixi act as a lessor and a customer (i.e., online ride-hailing driver) acts as a lessee. Hunan Ruixi offers to the lessee a selection of automobiles that were purchased by us in advance. The lessee will choose the desirable automobile to be purchased and enter into a financing lease with Hunan Ruixi. During the term of the financing lease, the lessee will have use rights with respect to the automobile. Hunan Ruixi will obtain title to the automobile upfront and retain such title during the term of the financing lease, as lessor. At the end of the lease term, the lessee will pay a minimal price and obtain full title to the automobile after the financing lease is repaid in full. In connection with the financing lease, the lessee will enter into a service agreement with us. Pursuant to this service agreement, the lessee will pay our operating entities a service fee ranging from approximately $1,600 to approximately $2,300 for Hunan Ruixi’s services, which covers, among others, payment of purchase taxes and insurance, license and plate registration, and training of ride-hailing drivers.

Auto Sales

Hunan Ruixi and Yicheng are also engaged in the sales of automobiles through. As they are targeting to sell cars to online ride-hailing drivers, Hunan Ruixi and Yicheng procure new cars of model and specification acceptable to online ride-hailing industry in Chengdu and Changsha. Hunan Ruixi and Yicheng typically sets up periodic procurement plans based on the estimated transaction volume of Hunan Ruixi and Jinkailong and buy in bulk to obtain better pricing. Hunan Ruixi and Yicheng will then mark up the price and sell the cars to the online ride-hailing drivers who are typically customers in our auto financing facilitation services. However, due to the increased competition in the online ride-hailing markets in Chengdu and Changsha, and the adverse impact of COVID-19 across mainland China, our operating entities have shifted their business focus to automobile leasing so the sales of automobiles has significantly decreased. These operating entities had no automobile sold during the nine months ended December 31, 2021.

Auto Financing and Transaction Facilitation

Leveraging the growing popularity of ride-hailing services in China, Hunan Ruixi facilitates and Jinkailong facilitated the auto financing transactions between the online ride-hailing drivers and financial institutions. As of the date of this prospectus, over 95% of the customers they served are online ride-hailing drivers. The services simplify the transaction process for both these drivers and the financial institutions. Specifically, the facilitation services include purchase services and management and guarantee services for new automobile transactions. As a result of the fierce competition of online ride-hailing industry in Chengdu and Changsha and the adverse impact from COVID-19 pandemic across the mainland China, they experienced a decrease of over 90% in the number of newly facilitated automobiles during the year ended March 31, 2021 as compared with last year. Facilitation fees from automobile transaction were minimal in our revenue constitution.

The management and guarantee services of Hunan Ruixi are and the management and guarantee services of Jinkailong were provided to online ride-hailing drivers after the delivery of automobiles, covering (i) management services including, without limitation, ride-hailing driver training, assisting with purchase of insurances, insurance claims and after-sale automobile services, handling traffic violations and other consulting services; and (ii) guarantee services for the obligations of online ride-hailing drivers under their financing arrangement with financial institutions. The management and guarantee fees of Hunan Ruixi are and the management and guarantee fees of Jinkailong were based on the costs of our services and the results of our credit assessment of the automobile purchasers.

As of December 31, 2021, the maximum contingent liabilities our operating entities would be exposed to was approximately $9.7 million, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in financing activities. As of December 31, 2021, approximately $5.8 million, including interests of $350,000, due to financial institutions, of all the automobile purchases we serviced were past due.

Hunan Ruixi has and Jinkailong had established collaborations with a number of financial institutions in China, including commercial banks, financial leasing companies as well as online peer-to-peer lending platforms, which finance the purchase of automobiles by our automobile purchasers through the Financing Agreements. During the nine months ended December 31, 2021, due to our shift on business focus, they did not generate revenue from automobile financing facilitation transactions. However, Hunan Ruixi is exploring new collaboration methods with financial institutions in connection with our automobile rental business and for our purchase of new energy vehicles (“NEVs”) in the next twelve months.

Auto Transaction Facilitation Services

Through Hunan Ruixi we also facilitate (and through Jinkailong, previously facilitated) automobile purchase transactions between dealers, our cooperative third party sales teams and the automobile purchasers, primarily online ride-hailing drivers. Hunan Ruixi provides and Jinkailong provided a series of services for the purchasers throughout the automobile purchase transaction process, including registration of license plates and permits from the relevant government authorities, insurance facilitation and assistance with applications to financial institutions to finance the purchase. The service fees for Hunan Ruixi are and the service fees for Jinkailong were based on the sales price of the automobiles and relevant services provided. As we have shifted our business focus to automobile leasing, we had no service fees from new automobile transaction during the three months ended December 31, 2021.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of December 31, 2021, the operating entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $26.0 million, sold an aggregate of 1,419 automobiles with a total value of approximately $13.8 million and delivered approximately 2,207 automobiles under operating leases and 131 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

Ride-Hailing Platform Services

As part of our goal to provide an all-encompassing solution for online ride-hailing drivers as well as to increase our competitive strengths in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we, through XXTX, began operating an online ride-hailing platform in Chengdu. The platform (called Xixingtianxia) was owned and operated by XXTX, of which Senmiao Consulting acquired a 78.74% equity interest pursuant to a supplementary agreement to XXTX Investment Agreement with all the original shareholders of XXTX on February 5, 2021 (the “XXTX Increase Investment Agreement”).

Pursuant to the XXTX Increase Investment Agreement, Senmiao Consulting agreed to make an investment of RMB40 million (approximately $6 million) in XXTX in cash in exchange for a 78.74% equity interest in XXTX. The registration procedures for the change in shareholders and registered capital of XXTX were completed on March 19, 2021. After the transaction, the total registered capital of XXTX increased to RMB50.8 million (approximately $7.8 million).

On October 22, 2021, Senmiao Consulting further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Senmiao Consulting shall acquire all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share (the “Common Stock”) at a per share price of the average closing price of a share of Common Stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 5,331,667 shares of the Company’s common stock for this transaction has been completed and the record-filing of the local PRC government is expected to be completed within December 2021. Upon the completion of the transaction, Senmiao Consulting shall hold 100% equity interest in XXTX.

As of the date of this prospectus, Senmiao Consulting has made a cumulative capital contribution of RMB36.16 million (approximately $5.69 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025.

XXTX operates Xixingtianxia and holds a national online reservation taxi operating license. The platform is presently servicing online ride-hailing drivers in 14 cities in China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. XXTX currently collaborates with Gaode Map a well-known aggregation platform in China on our ride-hailing platform services. XXTX also entered into a cooperation agreement with a top online ride-hailing platform in June 2021. Under the collaboration, when a rider using the platform searches for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if XXTX’s platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. XXTX settles its commissions with the aggregation platforms on a weekly basis.

Meanwhile, in order to strengthen the market position in certain cities, XXTX’s collaboration model with Meituan has been changed from the one the same as Gaode, to the one focusing on automobile operating lease and drivers’ management services since August 2021. Since early August 2021, Jinkailong signed a new contract with an affiliate of Meituan, whereby the online ride-hailing requests and orders shall be completed on Meituan’s platform utilizing our network of cars and drivers. Jinkailong earned rental income from drivers and earned commissions from Meituan.

Transaction Process

The following chart illustrates our typical process of XXTX’s ride-hailing platform services:

The acquisition of XXTX has brought us a new stream of revenue and enhanced the goal of providing an all-encompassing solution for online ride-hailing drivers. Xixingtianxia was launched in specific markets within Chengdu in late October 2020, focusing on current driver customers. During the nine months ended December 31, 2021, XXTX has expanded marketing of the ride-hailing platform to a larger pool of potential drivers and riders in Chengdu, Changsha, Guangzhou and another eleven cities through cooperation with certain local car rental companies and through offering attractive incentives and awards to drivers.

During the nine months ended December 31, 2021, approximately 10.2 million rides with gross fare of approximately $32.2 million were completed through Xixingtianxia and an average of over 10,900 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. XXTX plans to expand the driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease its cars and use the platform while expanding. During the nine months ended December 31, 2021, XXTX earned online ride-hailing platform service fees of approximately $1.6 million, netting off approximately $3.2 million incentives paid to Active Drivers.

The Company intends to focus on drivers who currently finance or lease vehicles through Hunan Ruixi and Corenel, but the platform is available to others. The Company plans to launch Xixingtianxia in more cities across China the next 12 months.

The Company previously operated an online lending platform in China through its former VIE, Sichuan Senmiao, which facilitated peer-to-peer (“P2P”) loan transactions between Chinese investors and individual and small-to-medium-sized enterprise borrowers. The online lending services business was ceased in October 2019.

The executive offices are located in Chengdu City, Sichuan Province, China. Substantially all of the operations are conducted in China.

Corporate History

Senmiao Technology Limited was incorporated in the State of Nevada on June 8, 2017. It established a wholly owned subsidiary, Senmiao Consulting in China in July 2017. Sichuan Senmiao, our former VIE, was established in China in June 2014. Senmiao Consulting provided services to Sichuan Senmiao, pursuant to a series of contractual arrangements (the “VIE Agreements”) with Sichuan Senmiao and each of its equity holders. Senmiao Consulting became the primary beneficiary of Sichuan Senmiao. The contractual arrangements had been in place since the establishment of Senmiao Consulting (the “Restructuring”). On March 23, 2022, shareholders with 94.5% equity interests of Sichuan Senmiao and Senmiao Consulting terminated the VIE Agreements. On March 28, 2022, these shareholders further sold a total of 94.5% equity interests of Sichuan Senmiao to Senmiao Consulting with a total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly.

On September 25, 2016, Sichuan Senmiao acquired a P2P platform (including website, internet content provider (“ICP”) registration, operating systems, servers, management system, employees and users) from Sichuan Chenghexin Investment and Asset Management Co., Ltd. (“Chenghexin”), which had established and operated the platform for two years prior to our acquisition (the “Acquisition”), for a total cash consideration of RMB69,690,000 (approximately $10.1 million). Prior to the Acquisition, Sichuan Senmiao was a holding company that owned a 60% equity interest in an equity investment fund management company. Sichuan Senmiao sold its 60% equity interest for a cash consideration of RMB60 million (approximately $8.9 million) immediately following the Acquisition, in order to focus on the online marketplace lending business. We ceased the online lending services business in October 2019.

On November 21, 2018, Senmiao Technology Limited entered into an Investment and Equity Transfer Agreement (the “Investment Agreement”) with Hunan Ruixi and all the shareholders of Hunan Ruixi, pursuant to which we acquired an aggregate of 60% of the equity interest of Hunan Ruixi for no consideration. Senmiao Technology Limited closed the acquisition on November 22, 2018 and agreed to make a cash contribution of $6,000,000 to Hunan Ruixi, representing 60% of its registered capital, in accordance with the Investment Agreement. Senmiao Technology Limited has made the full cash contributions (in the aggregate amount of $6,000,000) to Hunan Ruixi. Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively.

Hunan Ruixi has a wholly owned subsidiary, Ruixi Leasing, a PRC limited liability company formed in April 2018 with a registered capital of RMB10 million (approximately $1.5 million). Ruixi Leasing is licensed to engage in automobile sales and leasing and has not commenced operations as of the date of this prospectus.

Hunan Ruixi also owns 35% equity interest in Jinkailong and used to receive economic benefits of the remaining 65% equity interest through two voting agreements with four shareholders of Jinkailong. On March 31, 2022, the voting agreements were terminated by the four shareholders of Jinkailong and Hunan Ruixi. As a result, Jinkailong ceased being a VIE. Jinkailong is an automobile transaction and related services company in Chengdu City, Sichuan Province, China, which primarily targets drivers in the ride-hailing service sector, focus on automobile operating lease, and facilitates sales and financing transactions for its clients and provides relevant after-transaction services to them.

In May 2019, Senmiao Technology Limited formed Yicheng Financial Leasing Co., Ltd. (“Yicheng”), a PRC limited liability company and wholly owned subsidiary of us, with a registered capital of $50 million in Chengdu City, Sichuan Province, China. Yicheng obtained its business licenses for automobiles sale and financial leasing and has engaged in the sales of automobiles since June 2019. As of the date of this prospectus, Senmiao Technology Limited has made contributions in the aggregate amount of $5,650,000 to Yicheng.

On September 11, 2020, Senmiao Consulting entered into an Investment Agreement relating to XXTX with all the original shareholders of XXTX, pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.5 million) in XXTX in cash and obtain a 51% equity interest accordingly. On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. In February 2021, the registered capital of XXTX is increased to RMB50.8 million (approximately $7.8 million) pursuant to a supplemental agreement signed by all shareholders of XXTX. Senmiao Consulting shall pay an additional amount of RMB36.84 million (approximately $5.7 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. On October 22, 2021, Senmiao Consulting entered into a Share Swap Agreement (the “Share Swap Agreement”) with certain shareholders of XXTX. Pursuant to which the Senmiao Consulting shall acquire all of the remaining equity interests from the original shareholders of XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 5,331,667 shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders have been completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting. As of the date of this prospectus, Senmiao Consulting has made a cumulative capital contribution of RMB36.16 million (approximately $5.69 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of December 31, 2021, XXTX had eight wholly owned subsidiaries and only one of them has operations.

In December 2020, Senmiao Consulting formed a wholly owned subsidiary, Corenel, with a registered capital of RMB10.0 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel has engaged in automobile operating lease since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with the remaining shareholder of Xichuang. Pursuant to the equity transfer agreement, the remaining shareholder of Xichuang would transfer 30% of his shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, Senmiao formed Senmiao Technology (Hong Kong), Ltd. (“Senmiao HK”), a limited liability company with a registered capital of $10,000 in Hong Kong. We hold 99.99% of the equity interests of Senmiao HK.

In March 2022, Corenel and another company in Chengdu formed a subsidiary, Chengdu Jiekai Yunli Technology Limited. (“Jiekai”), with a registered capital of RMB500,000 (approximately $80,000) in Chengdu City, Sichuan Province. Corenel holds 51% equity interests of Jiekai.

Our Corporate Structure

The following diagram illustrates the Company’s corporate structure, including its subsidiaries, as of the date of this prospectus:

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017. For the details of such agreements, please refer to the audited financial statements contained in the annual report on Form 10-K filed with the SEC on July 8, 2021. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao. And the financial statements of Sichuan Senmiao are consolidated in the accompanying consolidated financial statements. On March 23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination and equity transaction has no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding an aggregate of 65% equity interests and obtained 35% equity interests in Jinkailong. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of March 31, 2022, the parties no longer maintain a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, Jinkailong ceased to be a variable interest entity of Ruixi. We, through Ruixi, will continue to keep our 35% equity interest in Jinkailong.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). According to the VIE Agreements, XXTX was the primary beneficiary of Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu has limited operation, the termination has no significant impact on the consolidated financial statements.

Consolidated Statements Balance Sheet Information

The following is the tabular form condensed consolidated balance sheet for the parent, the subsidiaries, the consolidated variable interest entities, and any eliminating adjustments separately as of March 31, 2021.

	As of March 31, 2021
	Parent	Subsidiaries	VIEs	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1,609,778	$2,703,521	$134,776	$-	$4,448,075
Accounts receivable, net, current portion	-	505,277	935,165	(3,247)	1,437,195
Inventories	-	143,736	-	(15,803)	127,933
Finance lease receivables, net, current portion	-	541,605	-	-	541,605
Prepayments, other receivables and other assets, net	136,903	2,766,040	1,245,330	(242,995)	3,905,278
Other receivable - intercompany	1,800,024	10,140,738	1,815,250	(13,756,012)	-
Due from related parties	5,756,933	161,730	39,572	(5,918,663)	39,572
Current assets - discontinued operations	-	-	571,172	(177,824)	393,348
Total current assets	9,303,638	16,962,647	4,741,265	(20,114,544)	10,893,006

Property and equipment, net
Property and equipment, net	-	3,263,286	448,636	(11,775)	3,700,147
Property and equipment, net - discontinued operations	-	-	5,592	-	5,592
Total property and equipment, net	-	3,263,286	454,228	(11,775)	3,705,739

Other assets
Operating lease right-of-use assets, net	-	233,751	265,470	-	499,221
Operating lease right-of-use assets, net, related parties	-	570,471	9,896	-	580,367
Financing lease right-of-use assets, net	-	577,079	4,201,693	-	4,778,772
Intangible assets, net	675,000	129,519	-	163,612	968,131
Goodwill	-	-	-	135,388	135,388
Accounts receivable, net, noncurrent	-	61,943	207,240	-	269,183
Finance lease receivables, net, noncurrent	-	473,472	-	-	473,472
Total other assets	675,000	2,046,235	4,684,299	299,000	7,704,534

Total assets	$9,978,638	$22,272,168	$9,879,792	$(19,827,319)	$22,303,279

LIABILITIES AND EQUITY (DEFICIENCY)
Current liabilities
Borrowings from financial institutions	-	-	310,662	-	310,662
Accounts payable	-	44,769	-	-	44,769
Advances from customers	-	110,173	45,413	-	155,586
Income tax payable	-	-	17,408	-	17,408
Accrued expenses and other liabilities	-	2,905,199	3,750,393	-	6,655,592
Other payable - intercompany	-	7,026,506	6,895,543	(13,922,049)	-
Due to related parties and affiliates	-	-	352,827	-	352,827
Operating lease liabilities	-	109,813	99,831	-	209,644
Operating lease liabilities - related parties	-	238,737	4,989	-	243,726
Financing lease liabilities	-	358,135	4,814,808	-	5,172,943
Derivative liabilities	1,278,926	-	-	-	1,278,926
Current liabilities - discontinued operations	-	-	2,372,652	(35,791)	2,336,861
Total current liabilities	1,278,926	10,793,332	18,664,526	(13,957,840)	16,778,944

Other liabilities
Borrowings from financial institutions, noncurrent	-	-	38,857	6,105	44,962
Operating lease liabilities, non-current	-	95,886	167,822	-	263,708
Operating lease liabilities, non-current - related parties	-	337,699	3,850	-	341,549
Financing lease liabilities, non-current	-	218,944	2,037,609	-	2,256,553
Deferred tax liability	-	-	-	44,993	44,993
Total other liabilities	-	652,529	2,248,138	51,098	2,951,765

Total liabilities	1,278,926	11,445,861	20,912,664	(13,906,742)	19,730,709

Stockholders’ equity (deficiency)
Common stock	4,978	-	-	-	4,978
Additional paid-in capital	40,755,327	-	-	-	40,755,327
Accumulated deficit	(4,514,679)	(5,087,031)	(28,122,663)	3,659,452	(34,064,921)
Other equities	(27,545,914)	15,913,338	17,089,791	(9,580,029)	(4,122,814)
Total equity (deficiency)	8,699,712	10,826,307	(11,032,872)	(5,920,577)	2,572,570

Total liabilities and equity (deficiency)	$9,978,638	$22,272,168	$9,879,792	$(19,827,319)	$22,303,279

Cash Transfer and Dividend Payment

None of Senmiao’s subsidiaries and former VIEs have issued any dividends or distributions to respective holding companies, or to any investors as of the date of this prospectus. Senmiao’s subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, cash proceeds raised from overseas financing activities may be transferred to Senmiao’s PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Senmiao Consulting will transfer funds to XXTX and Sichuan Senmiao, respectively, to meet the capital needs of their business operations.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. All of Senmiao’s subsidiaries’ income is and, in the case of its former VIEs’ income, was, received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from The State Administration of the Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, Senmiao may not be able to pay dividends in foreign currencies to its shareholders.

Cash dividends, if any, on Senmiao’s common stock will be paid in U.S. dollars. If Senmiao is considered a PRC tax resident enterprise for tax purposes, any dividends Senmiao pays to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. As of the date of this prospectus, Senmiao has not made any dividends nor distributions to any U.S. investors.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, Senmiao’s PRC subsidiaries and long-term investments can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, Senmiao’s PRC subsidiaries and long-term investments are restricted to transfer a portion of their net assets to Senmiao either in the form of dividends, loans or advances. Even though Senmiao currently does not require any such dividends, loans or advances from Senmiao’s PRC subsidiaries and long-term investments for working capital and other funding purposes, Senmiao may in the future require additional cash resources from its PRC subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to Senmiao’s shareholders.

During each of the fiscal years ended March 31, 2021 and 2020, the only transfers of assets among our Company, were transfers of cash. Senmiao provided cash to its subsidiaries by way of capital contribution and by way of loan, from the proceeds it received from financings. In addition, there were loans obtained by certain of Senmiao’s Chinese subsidiaries, and those subsidiaries loaned money to other of Senmiao’s Chinese subsidiaries to meet their working capital needs. The cash was transferred within our Company by means of bank wires.

During the fiscal year ended March 31, 2021, Senmiao invested an aggregate of approximately $8.5 million in cash in its subsidiaries, Hunan Ruixi, Senmiao Consulting and Yicheng, of which approximately $1 million was invested or loaned to its former VIEs, Sichuan Senmiao and Sichuan Jinkailong. During the fiscal year ended March 31, 2020, Senmiao transferred an aggregate of approximately $6.5 million in cash to these subsidiaries and former VIEs.

Under PRC laws and regulations, there are restrictions on Senmiao’s PRC subsidiaries and former VIEs with respect to transferring certain of their net assets to Senmiao either in the form of dividends, loans or advances. Amounts restricted include paid-in capital and statutory reserve of Senmiao’s PRC subsidiaries and former VIEs, totaling approximately RMB231.5 million (US$36.7 million) as of December 31, 2021 and totaling approximately RMB175.7 million (US$27.0 million) as of March 31, 2021.

Market Opportunity and Government Regulations in China

Online Ride-hailing Platform Services

The demand for XXTX’s services depends on overall market conditions of the online ride-hailing industry in China. The continuous growth of the urban population places increasing pressure on the urban transportation and the improvement of living standards has increased the market demand for quality travel in China. Traditional taxi service is limited, and the merging online platforms have created good opportunities for the development of the online ride-hailing service market. Based on the monitoring of China E-Commerce Research Center, the number of online ride-hailing service users had reached 333 million by the end of 2018, increased by 16% from 2017. According to Bain & Company, the transaction value of China’s online ride-hailing market in 2017 was larger than the total of the rest of the world. It estimated that by 2021, the total transaction value of China’s online ride-hailing market will reach $60 billion. The online ride-hailing industry is facing increasing competition in China and is attracting more capital investment. According to the MOT of the People’s Republic of China, as of December 31, 2021, approximately 258 online ride-hailing platforms have obtained booking taxi operating licenses and the total volume of online ride-hailing orders was approximately 681 million in December 2021 in China. Meanwhile, approximately 1.6 million online booking taxi transportation certificates and approximately 3.9 million online booking taxi driver’s licenses were issued nationwide in China. According to the 47th Statistical Report on Internet Development published in February 2021, by the end of December 2020, the number of passengers of online ride-hailing in China was approximately 365 million, took approximately 36.9% of the total number of Chinese internet users. Since 2019, in addition to the traditional online ride-hailing platforms, automobile manufacturers, offline operation service companies, financial and map service providers, among others, have built cooperation relationships with each other to make the online ride-hailing industry a more aggregated industry.

The online ride-hailing industry may also be affected by, among other factors, the general economic conditions in China. The interest rates and unemployment rates may affect the demand of ride-hailing services and automobile purchasers’ willingness to seek credit from financial institutions. Adverse economic conditions could also reduce the number of qualified automobile purchasers and online ride-hailing drivers seeking credit from the financial institutions, as well as their ability to make payments. Should any of those negative situations occur, the volume and value of the automobile transactions we service will decline, and our revenue and financial condition will be negatively impacted.

In order to manage the rapidly growing ride-hailing service market and control relevant risks, on July 27, 2016, seven ministries and commissions in China, including the MOT, jointly promulgated the “Interim Measures for the Administration of Online Taxi Booking Business Operations and Services” (“Interim Measures”) and amended on December 28, 2019, which legalizes online ride-hailing services such as Didi and requires the online ride-hailing services to meet the requirements set out by the measures and obtain taxi-booking service licenses and take full responsibility of the ride services to ensure the safety of riders.

On November 5, 2016, the Municipal Communications Commission of Chengdu City and a number of municipal departments jointly issued the “Implementation Rules for the Administration of Online Booking Taxi Management Services for Chengdu”, which was abolished and replaced by the updated version issued on July 26, 2021. On August 10, 2017, the Transportation Commission of Chengdu further issued the detailed guidance “Working Process for the Online Booking Taxi Drivers Qualification Examination and Issuance” and the “Online Booking Taxi Transportation Certificate Issuance Process.” According to these regulations and guidelines, three licenses /certificates are required for operating the online ride-hailing business in Chengdu: (1) the ride-hailing service platform such as Didi should obtain the online booking taxi operating license; (2) the automobiles used for online ride-hailing should obtain the online booking taxi transportation certificate (“automobile certificate”); (3) the drivers should obtain the online booking taxi driver’s license (“driver’s license”). Besides, all the new cars used for online ride-hailing should be NEVs.

On July 23, 2018, the General Office of Changsha Municipal People’s Government issued the “Detailed Rules for the Administration of Online Booking Taxi Management Services for Changsha.” On June 12, 2019, the Municipal Communications Commission of Changsha City further issued “Transfer and Registration Procedures of Changsha Online Booking of Taxi.” According to the regulations and guidelines, to operate a ride-hailing business in Changsha requires similar licenses in Chengdu, except those automobiles used for online ride-hailing services are required to meet certain standards, including that the sales price (including taxes) is over RMB120,000 (approximately $17,000). In practice, Hunan Ruixi is also required to employ a safety administrator for every 50 automobiles used for online ride-hailing services and submit daily operation information of these automobiles such as traffic violation to the Transport Management Office of the Municipal Communications Commission of Changsha City every month.

In addition to the national online reservation taxi operating license, XXTX and its subsidiaries also obtained the online reservation taxi operating license in 21 cities, including Chengdu, Changsha, Guangzhou, Tai’an, Hezhou, Haikou, Nanchang, Shenyang, Tianjing, Yiyu, two cities in Shandong Province, five cities in Jiangsu Province and other five cities in Sichuan Province from June 2020 to January 2022, to operate the online ride-hailing platform services. And Didi, the online ride-hailing platform with whom we cooperate for our automobile transaction and related services, obtained the online reservation taxi operating license in Chengdu and Changsha in March 2017 and July 2018, respectively.

However, approximately 50% of the ride-hailing drivers we served had not obtained the driver’s license as of December 31, 2021 while all of the cars used for online ride-hailing services which we provided management services to have the automobile certificate. Without requisite automobile certificate or driver’s license, these drivers may be suspended from providing ride-hailing services, confiscated their illegal income and subject to fines of up to 10 times of their illegal income. Starting in December 2019, Didi began to enforce such limitation on drivers in Chengdu who have a driver’s license but operate automobiles without the automobile certificate.

Furthermore, according to the Interim Measures, no enterprise or individual is allowed to provide information for conducting online ride-hailing services to unqualified vehicles and drivers. In December 2020, Chengdu Transportation Bureau has taken a series of investigations into actions violating the Interim Measures and imposed fines for such violations. Among the 226 cases, two cases involved drivers of our Xixingtianxia online ride-hailing platform who failed to obtain the ride-hailing driver’s licenses. As a result, XXTX was fined RMB10,000 (approximately $1,600). Pursuant to the Interim Measures, XXTX and its subsidiaries may be fined between RMB5,000 to RMB30,000 (approximately $787 to $4,720) for violations of the Interim Measures, including providing online ride-hailing platform services to unqualified drivers or vehicles. During the three and nine months ended December 31, 2021, XXTX and its subsidiaries have been fined by approximately $4,000 and $170,000 by Traffic Management Bureaus in Chengdu and Changsha, respectively, of which, approximately $2,000 and $15,000, respectively, was further compensated by drivers or cooperated third parties. If XXTX and its subsidiaries are deemed in serious violation of the Interim Measures, our Online Ride-hailing Platform Services may be suspended and the relevant licenses may be revoked by certain government authorities.

We are in the process of assisting the drivers to obtain the required certificate and license both for our Automobile Transaction and Related Services and our Online Ride-hailing Platform Services. However, there is no guarantee that all of the drivers affiliated with us would be able to obtain all the certificates and licenses. Further, there is no assurance that each of the drivers who use our platform or the cars used by such drivers in providing ride-hailing services possess the requisite license or certificate. Our business and results of operations will be materially and adversely affected if our affiliated drivers are suspended from providing ride-hailing services or imposed substantial fines or if we are found to be in serious violation of the Interim Measures due to the drivers’ failure to obtain requite licenses and/or automobile certificates in connection with providing services through our platform.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi and two days later ordered that the company’s app be removed from smartphone app stores. We believe that our current operations are in compliance with the laws and regulations of the Chinese cybersecurity regulator. However, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Financial Leasing

In September 2013, the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) issued the Administration Measures of Supervision on Financing Lease Enterprises (the “Leasing Measures”), to regulate and administer the business operations of financial leasing enterprises. According to the Leasing Measures, financial leasing enterprises are allowed to carry out financial leasing businesses in such forms as direct lease, sublease, sale-and-lease-back, leveraged lease, entrusted lease and joint lease in accordance with the provisions of relevant laws, regulations and rules. However, the Leasing Measures prohibit financial leasing enterprises from engaging in financial businesses such as accepting deposits, and providing loans or entrusted loans. Without the approval from relevant authorities, financial leasing enterprises may not engage in inter-bank borrowing and other businesses. In addition, financial leasing enterprises are prohibited from carrying out illegal fund-raising activities in the name of financial leases. The Leasing Measures require financial leasing enterprises to establish and improve their financial and internal risk control systems, and a financial leasing enterprise’s risk assets may not exceed ten times that of its total net assets.

In April 2018, China Banking and Insurance Regulatory Commission (“CBIRC”) took over the authority over supervision of financing lease companies from MOFCOM.

On May 26, 2020, CBIRC issued the Interim Measures for Supervision and Administration of Financial Leasing Companies (the “Financial Leasing Measures”), which clarified the business scope, the scope of the leased property and the prohibited business or activity of the financial leasing company, as well as other business-related definitions, such as purchase, registration, retrieval and value management of financial leasing products. Financial leasing companies may conduct some or all of the following businesses: (1) financial leasing business; (2) leasing business; (3) purchase, disposal of residual value and repair of leased assets related to financial leasing and leasing business, consulting of the leasing transaction, receipt of leasing deposit; (4) transfer of financial leases or leased assets or acceptance of financial leases or leased assets transferred; (5) fixed income securities investment business. The measures have also discussed certain regulatory standards, including the proportion of financial leasing assets, the proportion of fixed income securities investment business, business concentration and so on. Financial leasing companies shall not conduct the following businesses or activities: (1) illegal fund-raising, acceptance or disguised acceptance of deposits; (2) extension of loans or entrusted loans; (3) placements with or from other financial leasing companies or in disguise; (4) financing or transferring assets through Internet Lending Information Intermediaries, private equity funds; (5) other businesses or activities prohibited by laws and regulations, the CBIRC and local financial regulatory authorities in provinces, autonomous regions and municipalities.

Financial leasing companies are required to comply with the following regulatory indicators: (1) degree of concentration of single client financing, meaning the balance of all financial leasing business of a financial leasing company to a single lessee shall not exceed 30% of its net assets; (2) degree of concentration of single group client financing, meaning the balance of all financial leasing business of a financial leasing company to a single group shall not exceed 50% of its net assets; (3) ratio of a single related client, meaning the balance of all financial leasing business of a financial leasing company to a related party shall not exceed 30% of its net assets; (4) ratio of all related parties, meaning the balance of all financial leasing business of a financial leasing company to all related parties shall not exceed 50% of its net assets, and (5) ratio of a single related shareholder, meaning the financing balance to a single shareholder and all its related parties shall not exceed the shareholder’s capital contribution in the financial leasing company, and at the same time meet the provisions of the measures on the ratio of a single related client. The CBIRC may make adjustments to the above indicators according to regulatory needs.

Financial leasing companies that were established before the implementation of the Interim Measures for the Supervision and Administration of Financial Leasing Companies are required meet the requirements stipulated in the Measures within the transition period prescribed by the provincial local financial supervision department. In principle, the transition period shall not exceed three years. Provincial local financial supervision departments can appropriately extend the transition period arrangement according to the actual situation of specific industries.

As the date of this prospectus, Hunan Ruixi and Yicheng have obtained the business pursuant to which, they are permitted to provide financial leasing business. Meanwhile, Hunan Ruixi, our proprietary financing lease subsidiary, has utilized its own capital to fund financing leases to automobile purchasers. However, Yicheng has not carried out any financial leasing business. Hunan Ruixi has not complied with all the requirements stipulated under the Financial Leasing Measures. Those two companies intend to rectify and to comply with all the requirements stipulated under the Financial Leasing Measure during the transition period, failing which, Hunan Ruixi and/or Yicheng cannot carry out financial leasing business. Those two companies are in the rectification to meet all the requirements.

Recent Developments

May 2021 Offering

On May 11, 2021, Senmiao entered into a securities purchase agreement with certain accredited investors in connection with a registered direct offering (the “May 2021 Offering”) of 5,531,916 shares of Senmiao’s common stock at a price of $1.175 per share for a purchase price of approximately $6,500,000. On May 13, 2021, Senmiao closed the May 2021 Offering. In connection with the May 2021 Offering, Senmiao also issued warrants to the investors to purchase a total of 5,531,916 shares of Senmiao’s common stock at an exercise price of $1.05 per share. The warrants have a term of five years and are exercisable at any time on or after the issue date.

The shares and warrants sold in the May 2021 Offering were issued pursuant to a prospectus supplement filed with the SEC on May 11, 2021 to Senmiao’s effective shelf registration statement on Form S-3 (Registration No. 333-230397), which was initially filed with the SEC on March 19, 2019, and was declared effective on April 15, 2019.

Senmiao used all of the net proceeds for general corporate purposes, including automobile purchases, the costs of providing leasing and other automobile transaction services, including financial leasing, costs of developing other types of financing businesses, investments in other entities, costs of technology development, costs of new hires, capital expenditures, working capital and the costs of operating as a public company.

FT Global Capital, Inc. (“FT Global”) acted as the exclusive placement agent for the May 2021 Offering. Pursuant to a placement agency agreement between Senmiao and FT Global dated May 11, 2021, FT Global received cash commission of approximately $487,500 and warrants which are exercisable into 414,894 shares of common stock at an exercise price of $1.05 per share and will expire on the fifth year anniversary of their issuance.

November 2021 Offering

On November 10, 2021, Senmiao completed a private placement (the “Private Placement”) of approximately $5 million with certain institutional investors. Pursuant to the securities purchase agreement, Senmiao sold its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to initially acquire up to an aggregate number of shares of common stock of Senmiao equal to the number of shares of common stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”). The purchase price for the Preferred Shares was $1,000 per each Preferred Share.

Pursuant to the certificate of designations for the Series A Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of Senmiao’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date.

As a result, Senmiao raised approximately $4.4 million, net of placement agent fees and other expenses, to support the Company’s working capital requirements. In connection with the Private Placement, Senmiao also issued warrants to the investors to purchase up to an aggregate number of shares of common stock equal to the number of shares of common stock to be issued upon conversion of the Series A Preferred Stock at the Initial Conversion Price.

FT Global acted as the exclusive placement agent for the Private Placement and received a cash fee equal to 7.5% of the aggregate proceeds received by Senmiao in the Private Placement. In addition to the cash fees, Senmiao issued to FT Global warrants to purchase an aggregate of up to 7.5% of the aggregate number of the Conversion Shares. The placement agent warrants shall generally be on the same terms and conditions as the investor warrants, exercisable at a price of $0.68 per share, provided that placement agent warrants will not provide for certain anti-dilution protections included in the investor warrants.

Actual and Potential Impact of Ongoing Coronavirus (COVID-19) in China on Our Business

Beginning in late 2019, an outbreak of a novel strain of coronavirus and related respiratory illness (which we refer to as COVID-19) was first identified in China and has since spread rapidly globally. The COVID-19 pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China and globally. In March 2020, the WHO declared COVID-19 a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because all of our business operations and our workforce are concentrated in China (where the virus first originated), our operating companies’ business, results of operations and financial condition have been adversely affected.

Due to the lockdown policy and travel restrictions, the demand for ride-hailing services has been materially and adversely impacted in our areas of operation in China, which reduced the demand of our Automobile Transaction and Related Services. As a result, our revenue and income for the three months ended March 31, 2020 and the subsequent three months ended June 30, 2020 was negatively impacted to a significant extent. As the online ride-hailing markets in Chengdu and Changsha gradually recovered from the impact of COVID-19 since April 2020, we have witnessed the increasing trend on our revenue for the last three quarters in the year ended March 31, 2021. The revenue generated during the three and nine months ended December 31, 2021 increased over 100% and 97.5%, respectively, as compared with the three and nine months ended December 31, 2020.

Impact on the Automobile Transactions and Related Services

Our ability to collect the monthly installment payments from ride-hailing drivers during February and March 2020 was adversely impacted. Approximately 1,500 drivers delayed their monthly installments of February and March 2020, which resulted in a decrease in our monthly installment collection by $732,000 during February and March 2020. Since April 2020, the COVID-19 epidemic in China has been effectively controlled and the online ride-hailing markets in Chengdu and Changsha have been recovering. As of December 31, 2021, 1,325 drivers exited the online ride-hailing business and rendered their automobiles to us for sublease or sale while 55 drivers postponed their monthly installment payments. As a result, we recorded accumulated bad debt expenses of approximately $3,721,000. The average monthly installments during the three and nine months ended December 31, 2021 increased approximately 0.4% and 3%, respectively, as compared with the same period in 2020. We will continue to closely monitor our collections.

Our daily cash flow has also been adversely impacted as a result of the unsatisfied collection from the online ride-hailing drivers and our potential guarantee expenditure pursuant to the financing agreements we guaranteed. Our cash flow will continue to be adversely impacted if local resurgence of COVID-19 cases incurs in Chengdu, Changsha and Guangzhou, which would have negative impact on the online ride-hailing market accordingly due to travel restriction. In addition, our automobile purchasers and lessees may be unable to generate sufficient income to make their monthly installment payments, which may create a significant risk of continuing default from our automobile purchasers or lessees. As a result, we may have to repay the defaulted amount as a guarantor or lose the monthly rental revenue. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations.

In an effort to assist with our automobile purchasers, we negotiated with the financial institutions we cooperate with to extend the due dates for monthly payments that may be affected by the epidemic. Certain financial institutions agreed to grant a grace period of up to four months from February to May 2020 for qualified drivers.

Impact on the Ride-Hailing Platform Services

XXTX commenced the operation of its online ride-hailing platform since late October 2020 and has witnessed the decrease in online ride-hailing orders in mid-December 2020 and late July 2021, when Chengdu reported 14 and 6 confirmed COVID-19 cases, respectively, and fewer people took ride-hailing trips as a result. The average daily rides completed through our platform decreased by approximately 10% to 15% compared to that before the reporting of the new COVID-19 cases in Chengdu and recovered a week later as the new confirmed cases in Chengdu were fully under control. Consequently, the income of our Automobile Transaction and Related Services customers who ran their business through the Didi platform also decreased during this period. Similarly, in early January 2021, Beijing reported three confirmed COVID-19 cases and one asymptomatic case involving drivers for Didi, a major transportation network company, which also resulted in the decrease in orders in the Didi platform in Beijing. Since mid-May 2021 to June 2021, Guangzhou has reported a series of confirmed and asymptomatic COVID-19 cases, the local government has ensured concrete and effective measures to fight against the resurgence, including suspending some traffic activities in certain medium-risk and high-risk areas in Guangzhou. The average daily rides completed through our platform decreased by approximately 40% compared to that before the reporting of the new COVID-19 cases in Guangzhou.

Recent local resurgences of COVID-19 cases in some areas did not have material negative impacts on the economy of China, so we expect that the impact brought by potential COVID-19 cases in the future may be limited as China has established plans to rapidly contain the spread of COVID-19 cases and minimize related economic losses. We temporally closed our corporate headquarter to adhere to the lockdown policy in Chengdu from July 28 to August 11, 2021, as required by relevant Chengdu regulatory authorities as a countermeasure for the local resurgences of COVID-19 in late July 2021. Our employees were working in other offices and the closure of our headquarter did not have significant impact on our business operations during such period. We reopened our headquarter in Chengdu on August 12, 2021. However, if the epidemic in China deteriorates during the year ending March 31, 2022, large number of new confirmed COVID-19 cases in the regions where we operate our online ride-hailing platform may have significant negative impact on the demand for rides through online ride-hailing platforms, including our platform and our revenue from the Online Ride-hailing Platform Services may decrease.

We anticipate having a larger cash outflow in our daily operations in the next twelve months as we expand our Online Ride-hailing Platform Services in more cities in China and incur more marketing and promotion expenses. Our cash flow situation may worsen if the COVID-19 pandemic reoccurs in China.

Any of these factors related to COVID-19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, cause uncertainties in the regions in China where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Customers

The significant majority of our operating entities’ customers are online ride-hailing drivers. Due to the complexity and difficulty of obtaining registration of various licenses required for driving an online ride-hailing car, our customers choose to lease automobile from us or become affiliated with us who offer them a simplified and smooth process to become qualified. The automobile leasees typically lease automobiles which meet the criteria of cars used for online ride-hailing for their own business in the industry. The automobile purchasers typically become affiliated with Hunan Ruixi and Jinkailong through affiliation agreements pursuant to which we, as a qualified management company, provide them post-transaction management services during the affiliation period, which is usually the same as the term of the Financing Agreements. The users of Xixingtianxia platform typically use it to view and take customer orders for rides.

Our operating entities acquire customers through the network of third-party sales teams, cooperated lease companies and our own efforts including online advertising and billboard advertising. Our operating entities also send out fliers and participate in trade shows to advertise our services. During the year ended March 31, 2021, we have serviced over 2,500 customers for our Automobile Transaction and Related Services. During the nine months ended December 31, 2021, approximately 10.2 million rides with gross fare of approximately $32.2 million were completed through our platform orders.

Risk Management

To mitigate risk associate with our Automobile Transaction and Related Services and Online Ride-hailing Platform Services, our operating entities conduct assessments and evaluations of prospective online ride-hailing drivers and leases separately, including identity verification and background checks. For an online ride-hailing platform driver who uses our platform as well as purchases or leases automobile from our operating entities, the assessments typically involve two rounds from our subsidiaries who operate Automobile Transaction and Related Services and Online Ride-hailing Platform Services, respectively. We believe our manual review and verification process is sufficient for the requirements of our current operations.

Our operating entities conduct an initial screening when they receive an application from a prospective automobile buyer/leasee based on credit reports from People’s Bank of China (“PBOC”) and third party credit rating companies, and personal information including residence, ethnicity group, driving history and involvement in legal proceeding. An automobile buyer/leasee must meet the following preliminary criteria:

•	be between 18-65 years old;
•	reside in the mainland of China and have the local residential identification;
•	have a driving history of at least three years;
•	not be subject to on-going legal proceedings or enforcement;
•	not be listed on a national delinquent debtor’s list;
•	the value of purchased automobile matches the income of the candidate.

Additionally, our operating entities arrange a simple in-person interview with the applicant where we gather information on marital/family status, income, assets, borrowing history and default history, if any. This interview is typically conducted by our operating entities’ risk management staff who will verify the accuracy of information on the prospective driver by cross-checking information provided by the applicant with other sources. Our operating entities will also assess the prospective customer’s potential repayment ability.

Applicants with any of the follow attributes will be rejected for:

•	engaging in illegal or criminal activities;
•	involvement in pornography, gambling, drug dealing and gangster activities and experiences;
•	engaging in usury lending; or
•	providing fraudulent information.

Our operating entities also conduct an assessment and evaluation when they receive an application from a prospective online ride-hailing driver. Under our online ride-hailing platform’s standards, a qualified driver must meet certain minimum criteria:

•	have obtained online booking taxi driver's license with age of 21 to 60 years old for males; 21 to 55 years old for females;
•	have a driving history of at least three years with driving license of (i) A1, A2, A3, B1, B2, C1 and C2 (referring to the different classes of driver’s license in China based on vehicle types);
•	must not have committed any hit-and-run accidents;
•	have no record of dangerous driving, drug use, driving under alcoholic influence, and violent crime;
•	have no traffic violation of 12 demerit points or more in any year of the past three years; and
•	have not been investigated or disciplined for unlawfully engaging in taxi services or other passenger transportation operations in Chengdu City within the past five years.

XXTX’s online ride-hailing platform also set criteria for the automobiles used for online ride-hailing business, which need to be completed before the driver commences to use the automobile for online ride-hailing business:

•	has obtained online booking taxi transportation certificate and be registered as "reserved taxi service" with less than 7 seats and local registered number; or in accordance with the requirements by local government;
•	has installed vehicle satellite positioning device and emergency alarm device with driving record function;
•	motor vehicle driving permit is still in use;
•	has been covered with compulsory insurance for motor vehicle traffic accident liability and compulsory insurance for third party liability of motor vehicle, and within the insurance period, or in accordance with the requirements by local government;
•	vehicle miles traveled is less than 600,000 km and the service life is less than 8 years;
•	other requirements by local government.

Post-Financing Services

Our operating entities’ post financing management department is in charge of monitoring and managing monthly payments by the purchaser/leasee. Our operating entities send text messages and make phone calls as reminders three business days prior to the payment due date. If a purchaser/leasee fails to pay on the due day, our operating entities will pay the financial institution on behalf of the defaulted automobile purchaser but continue to contact the automobile purchaser and request for payments. If the delinquency continues for more than 15 days, our operating entities then seek to repossess the car. Every car purchased through us has a GPS device installed, which helps us locate the car. After a car is repossessed, our operating entities store it in a warehouse and later dispose of the automobile in accordance with law and relevant financing documents. If our operating entities are unable to repossess collateral from a delinquent automobile purchaser/leasee, they may commence a lawsuit against such purchaser.

Competition

The online ride-hailing industry in China is large and evolving. There were approximately 80 automobile financing and leasing companies that provide automobile purchasing and leasing services to online ride-hailing drivers in Chengdu and Changsha City as of June 2021. We face significant competition primarily from companies that operate in Chengdu City, such as Chengdu Jingtengjian Business Consulting Co., Ltd., FAW Huidi Automotive Technology Co., Ltd. and Jingming Automobile Leasing Co., Ltd.

The acquisition of XXTX has brought us a new business of online ride-hailing platform services and enhanced our goal of providing an all-encompassing solution for online ride-hailing drivers. However, Didi takes approximately 90% market share of the online ride-hailing platforms according to a research issued by Forward Research. We choose to cooperate with well-known aggregation platforms to commence our online ride-hailing platform business rather than competing with Didi directly. As of June 2021, there were approximately 80 companies who operate their own online ride-hailing platforms and have established business relationships with Gaode and Meituan in Chengdu, Changsha, Neijiang and Guangzhou City and are engaged in the same business as ours. We face significant competition primarily from platforms that have operation in Chengdu and Changsha City, such as Caocao, Jishiyongche and Xiehua Chuxing. We expect to have more cooperation with other aggregation platforms in the online ride-hailing industries to have more competitive advantage in the industry.

Securities Senmiao May Offer

Senmiao may offer and sell from time to time up to an aggregate of $150,000,000 of any of, or units comprised of, or other combinations of, the following securities:

Common Stock. Senmiao may issue shares of its common stock. Holders of common stock are entitled to receive dividends ratably if, as and when dividends are declared from time to time by Senmiao’s board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or other securities with dividend rights senior to Senmiao’s common stock. Holders of common stock are entitled to one vote per share. Holders of common stock have no cumulative voting rights in the election of directors.

Preferred Stock. Senmiao may issue shares of its preferred stock in one or more series. Senmiao’s board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Debt Securities. Senmiao may offer debt securities, which may be secured or unsecured, senior, senior subordinated or subordinated, may be guaranteed by Senmiao’s subsidiaries, and may be convertible into shares of Senmiao’s common stock. Senmiao may issue debt securities separately or together with, upon conversion of or in exchange for other securities. It is likely that any debt securities issued will not be issued under an indenture.

Warrants. Senmiao may issue warrants to purchase shares of common stock or preferred stock or debt securities. Senmiao may issue warrants independently or together with other securities. Warrants sold with other securities as a unit may be attached to or separate or separable from the other securities for trading purposes. To the extent any warrants are publicly tradable, Senmiao will issue them under one or more warrant agreements between Senmiao and a warrant agent that Senmiao will name in the applicable prospectus supplement.

Rights. Senmiao may issue rights to purchase shares of common stock or preferred stock or debt securities. Senmiao may issue rights independently or together with other securities. Rights sold with other securities as a unit may be attached to or separate or separable from the other securities for trading purposes and may be (but shall not be required to be) publicly listed securities.

Units. Senmiao may issue units comprised of one or more of the other securities described herein, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

Prospectus Supplement

Senmiao will describe the terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. Such prospectus supplement will contain, among other pertinent information, the following information about the offered securities:

•	title and amount;
•	offering price, underwriting discounts and commissions or agency fees, and Senmiao’s net proceeds;
•	any market listing and trading symbol;
•	names of lead or managing underwriters or agents and description of underwriting or agency arrangements;
•	the specific terms of the offered securities; and
•	a description of the method and terms of the offering.

This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

Company Information

Senmiao was incorporated in the State of Nevada on June 8, 2017. Our principal executive offices are located at 16F, Building A, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, China 610000, and our telephone number is +86 28 61554399. Our website address is www.ihongsen.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

RISK FACTORS

An investment in Senmiao’s securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the information under the caption “Risk Factors” in Senmiao’s Annual Report on Form 10-K that is incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act.

These risks could materially affect our business, results of operation or financial condition and affect the value of Senmiao’s securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over china-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. Our corporate structure and being based in and having the majority of our operations in China poses risks to investors. As more fully described throughout this prospectus and in the risk factors described on page 49 of our Annual Report on Form 10-K, which is incorporated by reference herein, there are significant regulatory, liquidity and enforcement risks involved in investing in Senmiao’s securities. For example, there are risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. Further, the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations or the value of Senmiao’s common stock. Any actions by the Chinese government or Chinese regulatory authorities to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers, or to disallow our structure, could pose significant risk to our business, and could significantly limit or completely hinder Senmiao’s ability to offer or continue to offer securities to investors, which could cause the value of those securities to significantly decline or be worthless.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through our PRC operating entities may be adversely affected by the current and future political environment in the PRC. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Accordingly, given the PRC government’s significant oversight and discretion over the conduct of our operating subsidiaries and long-term investment’s business, it may intervene or influence the operations of our PRC subsidiaries or our long-term investment at any time and to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, which may cause us to make material changes to the operations of our PRC subsidiaries or our long-term investment and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission (the “CSRC”) stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. To the best knowledge of this Company, as of the date of this prospectus, current Chinese laws and regulations do not forbid us from issuing securities overseas. On December 24, 2021, the CSRC published draft regulations on domestic enterprises issuing securities and being listed overseas. According to the draft regulations, it will become compulsory for all relevant Chinese enterprises to register their overseas listing activities with the CSRC, and enterprises will be required to undertake the primary responsibilities of providing reliable information and ensuring their overseas listing activities meet relevant rules and laws at home and overseas. We will file required documentation once the final regulation is published by CSRC. We cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review (revised draft for public consultation), Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law promulgated by the Standing Committee of the National People’s Congress of China in June 2021, or the Data Security Law, took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. As the Data Security Law has not yet come into effect, we may need to make adjustments to our data processing practices to comply with this law.

Additionally, China’s Cyber Security Law, requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China (the “CAC”) has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the CAC published a revised draft of the Measures on Cybersecurity Review, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the life sciences sector generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the National People’s Congress passed the Personal Information Protection Law, started to be implemented on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also proposes that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB50 million or 5% of annual revenues from the prior year.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, and our belief that we are currently in compliance therewith, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market or the Stock Exchange of Hong Kong. While we believe that our current operations are in compliance with the laws and regulations of the Cyberspace Administration of China, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which will take effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries or the former VIEs as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. When the Cybersecurity Review Measures become effective, and if the Security Administration Draft is enacted as proposed, we believe that the operations of our PRC subsidiaries and our listing will not be affected and that we will not be subject to cybersecurity review by the CAC for this offering, given that our PRC subsidiaries possess personal data of fewer than one million individual clients and do not collect data that affects or may affect national security in their business operations as of the date of this prospectus and do not anticipate that they will be collecting over one million users’ personal information or data that affects or may affect national security in the near future. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

Our auditor is headquartered in the United States, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our common stock could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Our independent registered public accounting firm issued an audit opinion on the financial statements incorporated by reference in this prospectus filed with the SEC and will issue audit reports related to us in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, to the extent that our auditor’s work papers become located in China, such work papers will not be subject to inspection by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities. Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. We are required by the HFCAA to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB or if the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our common stock could be prohibited under the HFCAA, and as a result our common stock could be delisted from Nasdaq.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which became effective on May 5, 2021. We will be required to comply with these rules if the SEC identifies our auditors as having a “non-inspection” year under a process to be subsequently established by the SEC.

On May 13, 2021, the PCAOB proposed a new rule for implementing the HFCAA. Among other things, the proposed rule provides a framework for the PCAOB to use when determining, under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule would also establish the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information it will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the board of the PCAOB can modify or vacate its determinations. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.

Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to the PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCAA.

While the HFCAA is not currently applicable to the Company because the Company’s current auditors are subject to PCAOB review, if this changes in the future for any reason, the Company may be subject to the HFCAA. The implications of this regulation if the Company were to become subject to it are uncertain. Such uncertainty could cause the market price of our common stock to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our common stock is unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the common stock when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include automobile purchases, the costs of providing leasing and other automobile transaction services, including financial leasing, costs of developing other types of financing businesses, investments in other entities, costs of technology development, costs of new hires, capital expenditures, funding for working capital and the costs of operating as a public company. Management will retain broad discretion over the allocation of net proceeds.

We may seek to extend portions of the net proceeds from the sale of any securities offered under this prospectus to Senmiao’s subsidiaries. In using such proceeds, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to Senmiao’s subsidiaries only through loans or capital contributions and to Senmiao’s variable interest entity only through loans, subject to registration with government authorities and limits on the amount of loans and capital contributions. Subject to satisfaction of the applicable government registration requirements, we may extend inter-company loans to Senmiao’s subsidiaries or make additional capital contributions to Senmiao’s subsidiaries to fund their capital expenditures or working capital. If we provide funding to Senmiao’s subsidiaries through loans, the total amount of such loans may not exceed the difference between the entities’ total investments as registered with the foreign investment authorities and their registered capital. Also, such loans must be registered with the PRC State Administration of Foreign Exchange or its local branches. The aggregated registered capital of Senmiao’s subsidiaries is approximately $99.4 million. As of the date of this prospectus, Senmiao has made total capital contributions and intercompany loans which could be transferred to capital contributions of approximately $47.5 million to its subsidiaries.

Senmiao cannot assure you that we will be able to obtain government registrations or approvals for loans or capital contributions to its subsidiaries on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” included in Senmiao’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, which risk factor is incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES SENMIAO MAY OFFER

General

The following description of Senmiao’s capital stock (which includes a description of securities Senmiao may offer pursuant to the registration statement of which this prospectus is a part) and other securities Senmiao may offer does not purport to be complete and is subject to and qualified in its entirety by reference to Senmiao’s certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which Senmiao may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Nevada law.

As of the date of this prospectus, Senmiao is authorized to issue 10,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 6,178,383 shares of common stock were issued and outstanding (after the Company’s 1:10 reverse stock split effective April 6, 2022) and 5,000 shares of preferred stock were issued and outstanding, and Senmiao’s shares of common stock outstanding were held of record by approximately 30 shareholders. These figures do not include securities that may be issued: (i) pursuant to outstanding warrants to purchase shares of Senmiao’s common stock, or (ii) pursuant to Senmiao’s 2018 Equity Incentive Plan.

Senmiao may issue secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities. Senmiao may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock, the rights and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

Each share of Senmiao’s common stock is entitled to one vote on all matters submitted to a vote of Senmiao’s stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of Senmiao’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Senmiao’s stockholders. Senmiao’s articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

Senmiao’s board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although Senmiao has no current plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of Senmiao or an unsolicited acquisition proposal.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will accumulate;
•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into Senmiao’s common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;
•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;
•	any listing of the preferred stock on any securities exchange;
•	any material United States federal income tax considerations applicable to the preferred stock being offered;
•	any preemptive rights;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and
•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

This summary of any preferred stock offered is not complete. For the terms of a particular series of preferred stock, you should refer to the prospectus supplement for that series and the certificate of designations, if any, for that particular series.

Debt Securities

As used in this prospectus, the term “debt securities” means any debentures, notes, bonds and other evidences of indebtedness that Senmiao may issue under this prospectus, as supplemented, from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. Senmiao may also issue convertible or exchangeable debt securities. Debt securities may be issued under an indenture (“Indenture”) entered into between Senmiao and a trustee to be named therein. Convertible or exchangeable debt securities may not be issued under an Indenture.

The form of Indenture, if any, relevant to a particular offering will be filed as exhibits to amendments to the registration statement of which this prospectus is a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indenture and the debt securities will be summaries thereof, will not be complete and will be subject and qualified in their entirety by reference to all of the provisions of the Indenture (and any amendments or supplements Senmiao may enter into from time to time which are permitted under the Indenture) and the debt securities.

Senmiao may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, Senmiao may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should particular debt securities evidence unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy Senmiao’s outstanding indebtedness, or an event of default under a loan agreement relating to indebtedness of Senmiao’s or Senmiao’s subsidiaries, the holders of secured indebtedness, if any, would be entitled to receive payments on their indebtedness prior to payments being made to the holders of the unsecured indebtedness.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered.

These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;
•	any limit on the aggregate principal amount of debt securities of such series;
•	the percentage of the principal amount at which the debt securities of any series will be issued;
•	the ability to issue additional debt securities of the same series;

•	the purchase price for the debt securities and the denominations of the debt securities;
•	the specific designation of the series of debt securities being offered;
•	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;
•	the basis for calculating interest if other than 360-day year or twelve 30-day months;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;
•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;
•	the dates on which Senmiao will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;
•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon Senmiao pursuant to the applicable Indenture;
•	the rate or rates of amortization of the debt securities;
•	if Senmiao possesses the option to do so, the periods within which and the prices at which Senmiao may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;
•	Senmiao’s obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Senmiao will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;
•	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at Senmiao’s option and, if other than by a board resolution, the manner in which any election by Senmiao to redeem the debt securities shall be evidenced;
•	any restriction or condition on the transferability of the debt securities of a particular series;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which Senmiao must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;
•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;
•	any deletions from, modifications of or additions to the events of default or Senmiao’s covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;
•	any limitation on Senmiao’s ability to incur debt, redeem stock, sell Senmiao’s assets or other restrictions;
•	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;
•	what subordination provisions may apply to the debt securities;
•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for Senmiao’s common stock, preferred stock or other securities or property;
•	whether Senmiao are issuing the debt securities in whole or in part in global form;
•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;
•	the depositary for global or certificated debt securities, if any;

•	any material United States federal income tax considerations applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplement, in foreign currencies, or units based on or related to foreign currencies;
•	any right Senmiao may have to satisfy, discharge and defease Senmiao’s obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indenture, by depositing money or U.S. government obligations with the trustee of the Indenture;
•	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;
•	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);
•	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and
•	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, Senmiao will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, Senmiao may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. Senmiao will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Senmiao may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how Senmiao will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and any material United States federal income tax considerations.

This summary of any debt securities offered is not complete. For the terms of particular debt securities, you should refer to the prospectus supplement for those securities and the Indenture, if any, for those securities.

Warrants

Senmiao may issue warrants for the purchase of Senmiao’s common stock, preferred stock, debt securities, rights or units, or any combination thereof. Warrants may be issued independently or together with Senmiao’s common stock, preferred stock, debt securities, rights or units and may be attached to or separate or separable from any offered securities. To the extent warrants that Senmiao issues are to be publicly traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between Senmiao and a bank or trust company, as warrant agent. The warrant agent will act solely as Senmiao’s agent in connection with such warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of any warrants offered is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants, the form of warrant and the form of warrant agreement, if any, for that particular series.

Rights

Senmiao may issue rights to purchase Senmiao’s securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, Senmiao may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between Senmiao and one or more banks, trust companies or other financial institutions, as rights agent. Senmiao will name such agent in the applicable prospectus supplement. The rights agent will act solely as Senmiao’s agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights Senmiao offers will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;
•	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;
•	the exercise price;
•	the conditions to completion of the rights offering;
•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and
•	any material United States federal income tax considerations; and
•	any other terms of the rights.

If less than all of the rights issued in any rights offering are exercised, Senmiao may offer any unsubscribed securities directly to persons other than Senmiao’s security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

This summary of any rights offered is not complete. For the terms of particular rights, you should refer to the prospectus supplement for those rights, the form of rights certificate and the form of rights agreement, if any, for those rights.

Units

Senmiao may issue units comprised of shares of common stock, shares of preferred stock, debt securities, rights and/or warrants in any combination. Senmiao may issue units in such amounts and in as many distinct series as Senmiao wishes. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If Senmiao issues units, they may be issued under one or more unit agreements to be entered into between Senmiao and a bank or other financial institution, as unit agent. If Senmiao issues units, the forms of unit certificate and unit agreement, if any, relating to such units will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, or at any time before a specified date, or at any time. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement;
•	the price or prices at which such units will be issued;
•	any material United States federal income tax considerations;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any other terms of the units and of the securities comprising the units.

This summary of any units offered is not complete. For the terms of particular units, you should refer to the prospectus supplement for those units, the form of unit certificate and the form of unit agreement, if any, for those units.

Transfer Agent and Registrar

The transfer agent and registrar for Senmiao’s common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Listing

Senmiao’s common stock is listed on The Nasdaq Capital Market under the trading symbol “AIHS.”

PLAN OF DISTRIBUTION

Senmiao may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, privately negotiated transactions, block trades, ordinary brokerage transactions, through the writing of options (listed or unlisted), in “at the market” offerings, using a combination of these methods or using any other method or methods permitted under applicable law. Senmiao may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. Senmiao may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of each separate offering of securities, including, to the extent applicable:

•	the terms of the offering;
•	the name or names of the underwriters, if any;
•	the purchase price or prices of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from Senmiao;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price or prices;
•	any discounts or concessions allowed or re-allowed or paid to dealers;
•	any delayed delivery requirements; and
•	any securities exchange or market on which the securities may be listed or traded.

Only underwriters or agents named in a prospectus supplement will be underwriters or agents in respect of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. In most or all circumstances, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Senmiao may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Senmiao may use underwriters with whom Senmiao has a material relationship. Senmiao will describe in the prospectus supplement, naming the underwriters, the nature of any such relationship.

Senmiao may sell securities directly or through agents it designates from time to time. Senmiao will name any agent involved in the offering of securities, and Senmiao will describe any commissions Senmiao will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, Senmiao’s agent will act on a best-efforts basis for the period of its appointment.

Senmiao may authorize agents or underwriters to solicit offers from certain types of institutional investors to purchase securities from Senmiao at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Senmiao will describe the terms and conditions in these contracts and the commissions Senmiao must pay for solicitation of these contracts in the prospectus supplement.

Senmiao may make sales through the Internet or through other electronic means. If Senmiao elects to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, using the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, Senmiao will describe the system being used in the prospectus supplement. Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by Senmiao and which may directly affect the price or other terms and conditions at which the securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Many other pricing methods can and may also be used. Upon completion of such an electronic auction process, securities would be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Senmiao may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may have to make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, Senmiao in the ordinary course of business.

All securities Senmiao may offer, other than common stock, will represent new classes or series of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. Senmiao cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing or short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of an over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. These activities may cause the price of the securities to be higher than it would otherwise be. If commenced, these activities may be discontinued at any time.

Any underwriters or agents that are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the common stock on The Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of Senmiao’s common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer in a transaction subject to such guidelines may not exceed specified limits determined by FINRA.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a more specific plan of distribution.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for Senmiao by Flangas Law Group. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Senmiao’s Annual Report on Form 10-K for the year ended March 31, 2021, have been so incorporated in reliance upon the report of Friedman LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Senmiao has filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. For further information, Senmiao refers you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus or incorporated by reference concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, Senmiao refers you to the copy of the contract or document that has been filed. Each statement contained in this prospectus or incorporated by reference concerning the contents of a contract or document filed as an exhibit is qualified in all respects by the contents of the filed exhibit.

Senmiao files its registration statements, as well as periodic reports, proxy and information statements and other information, with the SEC. Senmiao’s registration statements, periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and on the SEC’s website at http://www.sec.gov, where the SEC maintains a collection of registration statements, periodic reports, proxy and information statements and other information regarding issuers like Senmiao that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows Senmiao to incorporate into this prospectus by reference the reports and other documents Senmiao files with it, which means that Senmiao can disclose important information to you by referring you to those reports and other documents. The information incorporated into this prospectus by reference is an important part of this prospectus, and information that Senmiao files later with the SEC will automatically update and supersede the information already incorporated by reference into this prospectus. Senmiao is incorporating by reference the documents listed below, which Senmiao has already filed with the SEC, and any future filings Senmiao makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the related offering, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, except as to any portion of any future report or other document that is not deemed filed under such provisions:

•	Senmiao’s Annual Report on Form 10-K for the year ended March 31, 2021, as filed with the SEC on July 8, 2021;

•	Senmiao’s Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended December 31, 2021, September 30, 2021 and June 30, 2021, as filed with the SEC on February 14, 2022, November 15, 2021 and August 16, 2021, respectively;

•	Senmiao’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 14, 2022;

•	Senmiao’s Current Reports on Form 8-K filed with the SEC on April 6, 2022, March 25, 2022, February 18, 2022, January 14, 2022, November 12, 2021, November 8, 2021, October 28, 2021, September 30, 2021, August 20, 2021 and May 11, 2021;

•	the description of Senmiao’s securities contained in Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed on July 9, 2020; and

•	any filings Senmiao makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the related offering, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, except as to any portion of any future report or other document that is not deemed filed under such provisions.

Senmiao will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including any exhibits to those documents. You should direct any requests for documents to Senmiao at 16F, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, People’s Republic of China 610000, telephone: +86 28 61554399.

You also may access these filings on Senmiao’s website at www.ihongsen.com. Senmiao does not incorporate the information on its website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, its website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that Senmiao specifically incorporates by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in a later-filed document that is incorporated or deemed to be incorporated by reference modifies, supersedes or replaces such statement.

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

SENMIAO TECHNOLOGY LIMITED

PROSPECTUS

[   ], 2022

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by Senmiao in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the SEC registration fee and FINRA filing fee.

Securities and Exchange Commission registration fee		$10,191.70
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees and expenses		*
Transfer agent and trustee fees		*
Miscellaneous		*
Total	$	*

*	Estimated expenses not currently known. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.

Item 15. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions of the Company

The Company’s articles of incorporation provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by the articles of incorporation to purchase and maintain insurance in connection with its indemnification obligations. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, Senmiao has been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth in the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) If the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8) (i) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (ii) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(11) That:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
4.1*	Form of Common Stock Certificate
4.2*	Form of Preferred Stock Certificate
4.3*	Form of Indenture
4.4*	Form of Warrant
4.5*	Form of Warrant Agreement
4.6*	Form of Rights Certificate
4.7*	Form of Unit Certificate
4.8*	Form of Unit Agreement
5.1	Opinion of Flangas Law Group
23.1	Consent of Friedman LLP
23.2	Consent of Flangas Law Group (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature pages to this registration statement)
25.1**	Form T-1 Statement of Eligibility of Trustee
107	Filing Fee Table

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in this registration statement, including a Current Report on Form 8-K.

**	To be filed, if necessary, pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in this registration statement, including a Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chengdu, Sichuan, China, on the 15th day of April, 2022.

SENMIAO TECHNOLOGY LIMITED

By:	/s/ Xi Wen
Xi Wen
Chairman of the Board, President, Chief Executive Officer and Secretary (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Xi Wen and Xiaoyuan Zhang, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including without limitation any and all pre- and post-effective amendments thereto, and any registration statement relating to the same offering as this Registration Statement relates that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing in connection therewith, and ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Xi Wen	Chairman of the Board, President, Chief Executive Officer and Secretary	April 15, 2022
Xi Wen	(Principal Executive Officer)

/s/ Xiaoyuan Zhang	Chief Financial Officer and Treasurer	April 15, 2022
Xiaoyuan Zhang	(Principal Financial and Accounting Officer)

/s/ Trent D. Davis	Director	April 15, 2022
Trent D. Davis

/s/ Xiaojuan Lin	Director	April 15, 2022
Xiaojuan Lin

/s/ Sichun Wang	Director	April 15, 2022
Sichun Wang

/s/ Jie Gao	Director	April 15, 2022
Jie Gao